FOR IMMEDIATE RELEASE

A.G. Edwards Announces Info Tech Staffing Arrangements;
Vendor to establish St. Louis presence

ST. LOUIS, Feb. 24, 2004 1 As part of its ongoing efforts to upgrade its securities processing and information technology platforms, officials at A.G. Edwards, Inc. (NYSE:AGE) today announced that it has contracted with Kanbay Incorporated to help complete several key portions of the firm's technology upgrade.

Kanbay, a global information technology services firm serving the financial services industry, will be one of several third-party service providers working on the A.G. Edwards upgrade. The firm, headquartered in Chicago, will also establish a new St. Louis location to support the project and explore additional business opportunities in the region.

As part of the agreement, Kanbay agreed to extend offers of employment to approximately 100 A.G. Edwards information technology professionals who are currently working on specific aspects of the technology upgrade and whose employment with A.G. Edwards will end. As Kanbay employees, these individuals will remain in St. Louis and work on various technology upgrade assignments at A.G. Edwards.

A.G. Edwards also announced that approximately 38 other A.G. Edwards information technology employees are being offered severance packages in connection with a reduction in IT staff. Both actions followed the completion of an extensive review of A.G. Edwards' current and future technology needs. Once today's actions are completed, the firm will employ approximately 1,200 IT professionals at its St. Louis headquarters to support the firm's 16,000 employees throughout the country.

"Significant technology changes always bring about challenges and difficult decisions for any organization," said John C. Parker, executive vice president and chief information officer at A.G. Edwards. "As a result, we believed it was important to invest the time and resources necessary to come up with a solution that provided the majority of those individuals affected the prospect of ongoing employment and professional development opportunities. Of the 15 organizations we considered, Kanbay excelled."

Costs associated with the workforce transition are estimated to be between $1 million and $2 million depending on how many employees accept the firm's severance payment.

The firm's technology changes are a multi-faceted effort primarily consisting of transitioning to an application service provider for the firm's securities-processing operations; streamlining its data capabilities; and updating the systems used by the firm's network of branch offices.

About A.G. Edwards

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For more than 117 years, individuals and businesses have turned to A.G. Edwards to develop strong personal relationships with financial consultants dedicated to a client-first philosophy of providing financial solutions tailored to their clients' individual needs. A.G. Edwards and its affiliates employ nearly 7,000 financial consultants in more than 700 offices nationwide and two in Europe.